Exhibit 99.1

PARAMOUNT GOLD NEVADA PRICES REGISTERED DIRECT OFFERING AND CONCURRENT BEST EFFORTS OFFERING IN CANADA

Winnemucca, Nevada – June 23, 2020 – Paramount Gold Nevada Corp. (NYSE American: PZG) (“Paramount” or the “Company”) announced today the pricing of its previously announced non-brokered registered direct offering and concurrent, best efforts offering in Canada (collectively, the “Offerings”) of 4,807,700 shares of its common stock, at an offering price of US $1.04 per share of common stock.

Proceeds from the Offerings, before deducting agents’ commissions and other estimated offering expenses payable by Paramount, are expected to be approximately US$5 million.

Closing of the Offerings is anticipated to occur on or about June 30, 2020, subject to the satisfaction of customary closing conditions.

Proceeds from the Offerings will be used primarily to advance the ongoing permitting of the Company’s high-grade Grassy Mountain Gold Project in eastern Oregon and for general corporate purposes.

The Offerings are being made under the U.S. Securities Act of 1933, as amended, pursuant to a preliminary prospectus supplement and the accompanying base prospectus under the Company’s effective shelf registration statement on Form S-3 (File No. 333-218295) that was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 8, 2017 and the best efforts offering in Canada is being made pursuant to the Company’s preliminary short form prospectus filed with the Ontario Securities Commission on June 22, 2020. Copies of these documents and the final prospectus supplement (and the accompanying base prospectus) and the final short form prospectus will be available under the Company’s profiles at www.sec.gov and www.sedar.com, respectively.

Canadian investors may also obtain the final short form prospectus for the Offerings, when available, by contacting Canaccord Genuity Corp. attention: Syndication Brookfield Place, 161 Bay Street, Suite 3100, P.O. Box 516 Toronto, ON M5J 2S1, Email: ecm@canaccordgenuity.com, or Cantor Fitzgerald Canada Corporation, attention: Equity Capital Markets, 181 University Avenue, Suite 1500, Toronto, ON, M5H 3M7, email: ecmcanada@cantor.com. Canaccord Genuity Corp. and Cantor Fitzgerald Canada Corporation are not involved in the registered direct offering by the Company in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer to buy the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration and development company. Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and to realize this value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount owns 100% of the Grassy Mountain Gold Project which consists of approximately 11,000 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain Gold Project contains a gold-silver deposit (100% located on private land) for which results of a positive Pre-Feasibility Study have been released and key permitting milestones accomplished.

Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada, the world’s premier mining jurisdiction. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares). The Sleeper gold project is host to a large gold deposit (over 4 million ounces of mineralized material) and the Company has completed and released a positive Preliminary Economic Assessment.

Safe Harbor for Forward-Looking Statements

This release and related documents may include “forward-looking statements” and “forward-looking information” (collectively, “forward-looking statements”) pursuant to applicable United States and Canadian securities laws. Paramount’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Words such as “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements, although these words may not be present in all forward-looking statements. Forward-looking statements included in this news release include, without limitation, statements with respect to: the use of proceeds from the Offerings and the anticipated closing date of the Offerings. Forward-looking statements are based on the reasonable assumptions, estimates, analyses and opinions of management made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: the conclusions made in the preliminary feasibility study for the Grassy Mountain Gold Project (the “PFS”); the quantity and grade of resources included in resource estimates; the accuracy and achievability of projections included in the PFS; Paramount’s ability to carry on exploration and development activities, including construction; the timely receipt of required approvals and permits; the price of silver, gold and other metals; prices for key mining supplies, including labor costs and consumables, remaining consistent with current expectations; work meeting expectations and being consistent with estimates and plant, equipment and processes operating as anticipated. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: uncertainties involving interpretation of drilling results; environmental matters; the ability to obtain required permitting; equipment breakdown or disruptions; additional financing requirements; the completion of a definitive feasibility study for the Grassy Mountain Gold Project; discrepancies between actual and estimated mineral reserves and mineral resources, between actual and estimated development and operating costs and between estimated and actual production; and the other factors described in Paramount’s disclosures as filed with the SEC and the Ontario, British Columbia and Alberta Securities Commissions.

Except as required by applicable law, Paramount disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Paramount Gold Nevada Corp.

Rachel Goldman, Chief Executive Officer

Christos Theodossiou, Director of Corporate Communications

866-481-2233

Twitter: @ParamountNV